Exhibit 4.1

Execution Version

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

CLASS A(2010-B) TERMS DOCUMENT

Dated as of May 20, 2010

to

INDENTURE SUPPLEMENT

Dated as of July 26, 2007

for the DiscoverSeries Notes

to

INDENTURE

Dated as of July 26, 2007

Exhibit

Exhibit A	Form of Class A Note

i

THIS CLASS A(2010-B) TERMS DOCUMENT (this “Terms Document”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of May 20, 2010.

Pursuant to this Terms Document, the Issuer shall create a new Tranche of Class A Notes of the DiscoverSeries and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01. Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Note Purchase Agreement dated as of May 20, 2010, by and among Discover Card Execution Note Trust, Discover Bank, the Purchaser (as defined therein), the Committed Purchaser (as defined therein) and the Agent (as defined therein) (as may be amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Note Purchase Agreement”), the Indenture Supplement or the Indenture, either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4) all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling, but solely with respect to the Class A(2010-B) Notes;

(6) each capitalized term defined herein shall relate only to the Class A(2010-B) Notes and no other Tranche of Notes issued by the Issuer;

(7) “including” and words of similar import will be deemed to be followed by “without limitation”; and

(8) for purposes of determining any amount or making any calculation hereunder, such amount or calculation, (x) if specified to be as of the first day of any Due Period, shall (a) include any Notes issued during such Due Period as if such Notes had been outstanding on the first day of such Due Period and (b) give effect to any payments, deposits or other allocations made on the Distribution Date related to the prior Due Period, and (y) if specified to be as of the close of business on the last day of any Due Period shall give effect to any payments, deposits or other allocations made on the related Distribution Date.

“Agent” has the meaning set forth in the Note Purchase Agreement.

“Class A(2010-B) Adverse Event” means the occurrence of any of the following: (a) an Early Redemption Event with respect to the Class A(2010-B) Notes or (b) an Event of Default and acceleration of the Class A(2010-B) Notes; provided, however, that if the only such event to have occurred is an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred, a Class A(2010-B) Adverse Event shall not be treated as continuing from and after the date of such cure.

“Class A(2010-B) Note” means any Note, in the form set forth in Exhibit A hereto, designated therein as a Class A(2010-B) Note and duly executed and authenticated in accordance with the Indenture.

“Class A(2010-B) Noteholder” means a Person in whose name a Class A(2010-B) Note is registered in the Note Register.

“Class A(2010-B) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes is paid in full and the Note Purchase Commitment has been permanently reduced to zero, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

“Class A(2010-B) Tranche Interest Allocation” for the Class A(2010-B) Notes for any Distribution Date means the Note Interest for the Class A(2010-B) Notes.

“Class Expected Final Payment Date” with respect to Series 2009-SD of the Master Trust has the meaning set forth in the Series 2009-SD Supplement.

“Existing Expected Maturity Date” has the meaning set forth in the Note Purchase Agreement.

“Existing Legal Maturity Date” has the meaning set forth in the Note Purchase Agreement.

“Existing Liquidation Commencement Date” has the meaning set forth in the Note Purchase Agreement.

“Expected Maturity Date” means October 15, 2012 or, if such date is extended pursuant to the Note Purchase Agreement, the Existing Expected Maturity Date.

“Expected Principal Payment Date” means each Distribution Date for which the Targeted Principal Payment Amount is greater than zero, including (i) the Expected Maturity Date and (ii) any Interim Expected Maturity Date.

“Increase Amount” means the amount of any increase in the Outstanding Dollar Principal Amount as specified in any Notice of Increase delivered under Section 2.09.

“Increased Costs Amount” has the meaning set forth in the Note Purchase Agreement.

“Indenture” means the Indenture dated as of July 26, 2007 between the Issuer and the Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Indenture Supplement dated as of July 26, 2007, as amended by the Omnibus Amendment dated as of July 2, 2009, for the DiscoverSeries Notes, by and between the Issuer and the Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Initial Dollar Principal Amount” means (a) $0 plus (b) the sum of all Increase Amounts specified in all Notices of Increase delivered under Section 2.09.

“Interest Accrual Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or, in the case of the first Interest Payment Date for any Class A(2010-B) Note, from and including the applicable Issuance Date) to but excluding such Interest Payment Date.

“Interest Payment Date” means the fifteenth day of each month commencing in June 2010, or if such fifteenth day is not a Business Day, the next succeeding Business Day.

“Interim Expected Maturity Date” for any Increase Amount has the meaning specified in the applicable Notice of Increase delivered under Section 2.09; provided, that, in no event shall any Interim Expected Maturity Date be later than the Expected Maturity Date.

“Interim Liquidation Commencement Date” means, for any Increase Amount, the Interim Liquidation Commencement Date specified as such in the applicable Notice of Increase delivered under Section 2.09.

“Interim Liquidation Period” for any Increase Amount and the related Interim Expected Maturity Date means, unless an Early Redemption Event or an Event of Default for the Class A(2010-B) Notes shall have occurred prior thereto, the period commencing on the related Interim Liquidation Commencement Date and ending on the earlier to occur of (x) the payment in full of such Increase Amount or (y) the occurrence of an Early Redemption Event or an Event of Default for the Class A(2010-B) Notes; provided, however, that (i) if an Excess Spread Early Redemption Cure has occurred with respect to any Excess Spread Early Redemption Event for the Class A(2010-B) Notes prior to the commencement of the Interim Liquidation Period for such Increase Amount (and no other Early Redemption Event or Event of Default for the Class A(2010-B) Notes has occurred), the Interim Liquidation Period for such Increase Amount shall be determined as if such Excess Spread Early Redemption Event had not occurred, and (ii) if the Interim Liquidation Period has terminated in accordance with clause (y) above, due solely to the occurrence of an Excess Spread Early Redemption Event for which there has been a subsequent Excess Spread Early Redemption Cure (and no other Early Redemption Event or Event of Default has occurred), the Interim Liquidation Period for such Increase Amount shall resume and shall continue until the earlier to occur of (x) the payment in full of such Increase Amount or (y) the occurrence of a subsequent Early Redemption Event or Event of Default.

“Issuance Date” means May 20, 2010, with respect to all Class A(2010-B) Notes issued on the date hereof and, with respect to any increase in the Outstanding Dollar Principal Amount pursuant to Section 2.09, any Issuance Date specified in the Notice of Increase delivered thereunder.

“Legal Maturity Date” means April 15, 2015 or, if such date is extended pursuant to the Note Purchase Agreement, the Existing Legal Maturity Date.

“Liquidation Commencement Date” means the Existing Liquidation Commencement Date.

“Liquidation Period” for the Class A(2010-B) Notes that are scheduled to mature on the Expected Maturity Date means, unless an Early Redemption Event or an Event of Default for the Class A(2010-B) Notes shall have occurred prior thereto, the period commencing on the Liquidation Commencement Date and ending on the earlier to occur of (x) the payment in full of the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes or (y) the occurrence of an Early Redemption Event or an Event of Default for the Class A(2010-B) Notes; provided, however, that (i) if an Excess Spread Early Redemption Cure has occurred with respect to any Excess Spread Early Redemption Event for the Class A(2010-B) Notes prior to the commencement of the Liquidation Period (and no other Early Redemption Event or Event of Default for these Class A(2010-B) Notes has occurred), the Liquidation Period shall be determined as if such Excess Spread Early Redemption Event had not occurred, and (ii) if the Liquidation Period has terminated in accordance with clause (y) above, due solely to the occurrence of an Excess Spread Early Redemption Event for which there has been a subsequent Excess Spread Early Redemption Cure (and no other Early Redemption Event or Event of Default has occurred), the Liquidation Period shall resume and shall continue until the earlier to occur of (x) the payment in full of the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes or (y) the occurrence of a subsequent Early Redemption Event or Event of Default.

“Note Interest” for these Class A(2010-B) Notes has the meaning set forth in the Note Purchase Agreement.

“Note Interest Rate” for these Class A(2010-B) Notes has the meaning set forth in the Note Purchase Agreement; for the avoidance of doubt the Note Interest Rate shall be calculated in accordance with the calculation basis set forth in the Note Purchase Agreement.

“Notice of Increase” has the meaning set forth in Section 2.09.

“Principal Payment Date” means, for the Class A(2010-B) Notes, each Expected Principal Payment Date, or upon the acceleration of such Notes following an Event of Default or upon the occurrence and during the continuance of an Early Redemption Event (unless all such events have been cured), each Distribution Date and the Legal Maturity Date, or in the event of a cleanup call, the date of redemption in accordance with Section 1202 of the Indenture.

“Required Daily Deposit Target Finance Charge Amount” means, for any day in a Due Period, an amount equal to the Class A(2010-B) Tranche Interest Allocation for the related Distribution Date; provided, however, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount on any day on which the Class A(2010-B) Tranche Interest Allocation cannot be determined because the Note Interest Rate for the applicable Interest Accrual Period has not yet been notified to the Calculation Agent and the Indenture Trustee in accordance with the Note Purchase Agreement, the Required Daily Deposit Target Finance Charge Amount shall be the Class A(2010-B) Tranche Interest Allocation determined based on a pro forma calculation made on the assumption that the Note Interest Rate will be equal to the sum of (i) the Note Interest Rate, excluding any applicable margin, for the prior Interest Accrual Period and applicable to the Interest Payment Date occurring in such Due Period, multiplied by 1.25 and (ii) any applicable margin; provided, further, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount for any day in the Due Period preceding the first Interest Payment Date on which the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes is greater than zero, if the Class A(2010-B) Tranche Interest Allocation cannot be determined because the Note Interest Rate for such first Interest Accrual Period has not yet been notified to the Calculation Agent and the Indenture Trustee in accordance with the Note Purchase Agreement, a rate equal to the rate provided by the Agent, based on the Agent’s good faith estimate of the anticipated Note Interest Rate for such first Interest Accrual Period, to the Indenture Trustee and Calculation Agent on the date of effectiveness of such first increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes shall be used in lieu of the Note Interest Rate.

“Required Daily Deposit Target Principal Amount” means, for any day in a Due Period, (i) if such Due Period is in the Liquidation Period or any Interim Liquidation Period, the Targeted Principal Payment Amount for the related Distribution Date, (ii) if such day is on or after the occurrence and during the continuance of a Class A(2010-B) Adverse Event, the Nominal Liquidation Amount of the Class A(2010-B) Notes, and (iii) in all other circumstances, zero.

“Required Subordinated Amount of Class B Notes” means, for the Class A(2010-B) Notes for any date of determination, an amount equal to the product of

(a) the Required Subordinated Percentage of Class B Notes for such Class A(2010-B) Notes on such date of determination and

(b) the Nominal Liquidation Amount of such Class A(2010-B) Notes on such date of determination;

provided however, that for any date of determination on or after the occurrence and during the continuation of a Class A(2010-B) Adverse Event, the Required Subordinated Amount of Class B Notes for Class A(2010-B) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which such Class A(2010-B) Adverse Event shall have occurred.

“Required Subordinated Amount of Class C Notes” means, for the Class A(2010-B) Notes for any date of determination, an amount equal to the product of

(a) the Required Subordinated Percentage of Class C Notes for such Class A(2010-B) Notes on such date of determination and

(b) the Nominal Liquidation Amount of such Class A(2010-B) Notes on such date of determination;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class A(2010-B) Adverse Event, the Required Subordinated Amount of Class C Notes for the Class A(2010-B) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which such Class A(2010-B) Adverse Event shall have occurred.

“Required Subordinated Amount of Class D Notes” means, for the Class A(2010-B) Notes for any date of determination, an amount equal to the product of

(a) the Required Subordinated Percentage of Class D Notes for such Class A(2010-B) Notes on such date of determination and

(b) the Nominal Liquidation Amount of such Class A(2010-B) Notes on such date of determination;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class A(2010-B) Adverse Event, the Required Subordinated Amount of Class D Notes for the Class A(2010-B) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which the Class A(2010-B) Adverse Event shall have occurred.

“Required Subordinated Percentage of Class B Notes” means, for the Class A(2010-B) Notes, 7.284768%, subject to adjustment in accordance with Section 2.02; provided, however, that prior to the Class Expected Final Payment Date for Series 2009-SD, the Required

Subordinated Percentage of Class B Notes for the Class A(2010-B) Notes will be 7.142857%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class C Notes” means, for the Class A(2010-B) Notes, 9.271523%, subject to adjustment in accordance with Section 2.02; provided, however, that prior to the Class Expected Final Payment Date for Series 2009-SD, the Required Subordinated Percentage of Class C Notes for the Class A(2010-B) Notes will be 9.090909%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class D Notes” means, for the Class A(2010-B) Notes, 15.894040%, subject to adjustment in accordance with Section 2.02; provided, however, that prior to the Class Expected Final Payment Date for Series 2009-SD, the Required Subordinated Percentage of Class D Notes for the Class A(2010-B) Notes will be 13.636364%, subject to adjustment in accordance with Section 2.02.

“Series 2009-SD Supplement” means the Series 2009-SD Series Supplement to the Pooling and Servicing Agreement dated as of September 23, 2009, by and between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Stated Principal Amount” means (a) $0, plus (b) the sum of all Increase Amounts specified in all Notices of Increase delivered under Section 2.09, minus (c) the aggregate amount of principal paid to the Class A(2010-B) Noteholders pursuant to Section 2.04.

“Targeted Principal Payment Amount” means, for any Distribution Date, the sum of:

(i) if such Distribution Date is in the Liquidation Period, any Increase Amount that is scheduled to mature on the Expected Maturity Date; and

(ii) if such Distribution Date is in any Interim Liquidation Period, the applicable Increase Amount maturing on such Distribution Date.

Section 1.02. Representations and Warranties of Issuer. The Issuer represents and warrants that:

(a) the Issuer has been duly formed and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Terms Document and to perform the terms and provisions hereof;

(b) the execution, delivery and performance of this Terms Document by the Issuer have been duly authorized by all necessary corporate and statutory trust proceedings of any Beneficiary and the Owner Trustee, do not require any approval or consent of any governmental agency or authority, and do not and will not conflict with any material provision of the Certificate of Trust or the Trust Agreement of the Issuer;

(c) this Terms Document is the valid, binding and enforceable obligation of the Issuer, except as the same may be limited by receivership, insolvency, reorganization,

moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles;

(d) to the best of the Issuer’s knowledge, this Terms Document will not conflict with any law or governmental regulation or court decree applicable to it;

(e) the Issuer is not required to be registered under the Investment Company Act;

(f) all information heretofore furnished by the Issuer in writing to the Indenture Trustee for purposes of or in connection with this Terms Document or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer in writing to the Indenture Trustee will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified; and

(g) to the best knowledge of the Issuer, there are no proceedings or investigations pending against the Issuer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over the Issuer (A) asserting the invalidity of this Terms Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this Terms Document or (C) seeking any determination or ruling which in the Issuer’s judgment would materially and adversely affect the performance by the Issuer of its obligations under this Terms Document or the validity or enforceability of this Terms Document.

Section 1.03. Representations and Warranties of Indenture Trustee. The Indenture Trustee represents and warrants and any successor trustee shall represent and warrant that:

(a) The Indenture Trustee is organized, existing and in good standing under the laws of the United States of America;

(b) The Indenture Trustee has full power, authority and right to execute, deliver and perform this Indenture, and has taken all necessary action to authorize the execution, delivery and performance by it of this Terms Document; and

(c) This Terms Document has been duly executed and delivered by the Indenture Trustee.

Section 1.04. Limitations on Liability.

(a) It is expressly understood and agreed by the parties hereto that (i) this Terms Document is executed and delivered by the Owner Trustee not individually or personally but solely as Owner Trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Owner Trustee but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Owner Trustee individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Terms Document and by any Person claiming by, through or under them and (iv) under no circumstances will the Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Terms Document or any related documents.

(b) None of the Indenture Trustee, the Owner Trustee, the Calculation Agent, any Beneficiary, the Depositor, any Master Servicer or any Servicer or any of their respective officers, directors, employees, incorporators or agents will have any liability with respect to this Terms Document, and recourse may be had solely to the Collateral pledged to secure these Class A(2010-B) Notes under the Indenture, the Indenture Supplement and this Terms Document (except as expressly provided in Sections 9.01 and 9.02 of the Note Purchase Agreement).

Section 1.05. Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 1.06. Counterparts. This Terms Document may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.07. Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as supplemented by the Indenture Supplement and this Terms Document shall be read, taken and construed as one and the same instrument.

ARTICLE II

The Class A(2010-B) Notes

Section 2.01. Creation and Designation. There is hereby created a Tranche of Class A Notes to be issued pursuant to the Indenture, the Indenture Supplement and the Note Purchase Agreement to be known as the “DiscoverSeries Class A(2010-B) Notes.”

Section 2.02. Adjustments to Required Subordinated Percentages and Amount.

(a) On any date, the Issuer may, at the direction of the Beneficiary, change the Required Subordinated Percentage of Class B Notes, the Required Subordinated Percentage of Class C Notes or the Required Subordinated Percentage of Class D Notes; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that the change in such percentage will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes; and provided further, that (i) if any Note Rating Agency has downgraded any Tranche of Class A Notes it rated “AAA” or the equivalent at initial issuance and has not restored such “AAA” rating, none of the Required Subordinated Percentage of Class B Notes, the Required Subordinated Percentage of Class C Notes and the Required Subordinated Percentage of Class D Notes, in each case for the Class A(2010-B) Notes, shall be reduced without the written consent of the Agent and (ii) if there is an increase in the Required

Subordinated Percentage of Class B Notes, the Required Subordinated Percentage of Class C Notes or the Required Subordinated Percentage of Class D Notes, in each case for any Tranche of Class A Notes that is rated “AAA” or the equivalent by a Note Rating Agency, then there shall be a commensurate increase in the Required Subordinated Percentage of Class B Notes, the Required Subordinated Percentage of Class C Notes and the Required Subordinated Percentage of Class D Notes, as applicable, in each case for the Class A(2010-B) Notes.

(b) On any date, the Issuer may, at the direction of the Beneficiary, replace all or a portion of the Required Subordinated Amount of Class B Notes, the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class A(2010-B) Notes with a different form of credit enhancement (including, without limitation, a cash collateral account, a letter of credit, a reserve account, a surety bond, an insurance policy or a collateral interest, or any combination thereof) and may add such definitions and other terms and make such additional amendments to this Terms Document as shall be necessary for such replacement; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that such replacement, such addition and such other amendments will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes; and provided further, that (i) if any Note Rating Agency has downgraded any Tranche of Class A Notes it rated “AAA” or the equivalent at initial issuance and has not restored such “AAA” rating, none of the Required Subordinated Amount of Class B Notes, the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class A(2010-B) Notes, shall be replaced with a different form of credit enhancement without the written consent of the Agent and (ii) if any Tranche of Class A Notes that is rated “AAA” or the equivalent by a Note Rating Agency is outstanding and there is a replacement of all or a portion of the Required Subordinated Amount of Class B Notes, the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes with a different form of credit enhancement, in each case for any such Tranche of Class A Notes, then there shall be a commensurate replacement of all or a portion of the Required Subordinated Amount of Class B Notes, the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class A(2010-B) Notes.

Section 2.03. Interest Payment. For each Interest Payment Date, the amount of interest due with respect to the Class A(2010-B) Notes shall be the Note Interest for the Class A(2010-B) Notes, or such other amount based on any alternative rate then in effect under the Note Purchase Agreement, in each case as determined pursuant to the Note Purchase Agreement; plus, without duplication, any Class A Tranche Interest Allocation Shortfall for such Class A(2010-B) Notes for the immediately preceding Distribution Date, together with interest thereon at the Note Interest Rate in effect with respect to such related Interest Accrual Period, calculated on the basis of the actual number of days in the related Interest Accrual Period and a 360-day year.

Section 2.04. Payments of Interest and Principal; Payments of Increased Costs Amount.

(a) The Issuer will cause interest to be paid on each Interest Payment Date and principal to be paid on each Principal Payment Date on which the Targeted Principal Payment Amount is greater than zero, with the last such principal payment to be made on or prior to the Expected Maturity Date; provided, however, that it shall not be an Event of Default if scheduled principal is not paid in full on or prior to any Interim Expected Maturity Date or the Expected Maturity Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement; and provided, further, that if a Class A(2010-B) Adverse Event has occurred and is continuing, principal will instead be payable in monthly installments on each Principal Payment Date for the Class A(2010-B) Notes in an amount equal to the lesser of the Nominal Liquidation Amount of the Class A(2010-B) Notes and the amount allocated for such payment in accordance with Section 3.01 of the Indenture Supplement, with such payment to be made in accordance with Section 3.05 of the Indenture Supplement. All payments of interest and principal on the Class A(2010-B) Notes shall be made as set forth in Section 1102 of the Indenture.

(b) The right of the Class A(2010-B) Noteholders to receive payments from the Issuer will terminate on the Class A(2010-B) Termination Date.

(c) All payments of principal, interest or other amounts to the Class A(2010-B) Noteholders will be made pro rata based on the Outstanding Dollar Principal Amount of their Class A(2010-B) Notes.

(d) For the avoidance of doubt, the “Targeted Principal Payment Amount” shall be the amount scheduled to be paid on each Principal Payment Date as specified in this Terms Document for the Class A(2010-B) Notes for purposes of clause (a)(x)(i) of the definition of “Targeted Principal Deposit” in the Indenture Supplement.

(e) The Increased Costs Amount, if applicable, shall be paid in accordance with the Note Purchase Agreement from the Series Finance Charge Amounts remaining after step (54) (Targeted Deposit to Class D Reserve Subaccounts from Series Finance Charge Amounts) of Section 3.01 of the Indenture Supplement, in accordance with step (55) (Other Deposits and Payments from Series Finance Charge Amounts) of Section 3.01 of the Indenture Supplement.

(e) For the avoidance of doubt, the phrase “the three preceding Distribution Dates” in Section 4.01(a)(i)(x) of the Indenture Supplement is intended to mean, and shall be interpreted as meaning, the three consecutive Distribution Dates ending on and including the Distribution Date as to which the applicable determination is made.

(f) The date referenced in clause (iv) of the definition of “Principal Allocation Amount” in the Indenture shall be the Liquidation Commencement Date.

Section 2.05. [Reserved]

Section 2.06. Form of Class A(2010-B) Notes; Legend; Transfer Restriction.

(a) The Class A(2010-B) Notes shall be Registered Notes delivered in definitive form and shall be initially registered in the name of the Agent on behalf of the Owners. The Class A(2010-B) Notes will be issued in minimum denominations of $250,000 and integral multiples of $1,000 in excess of that amount.

(b) Each Class A(2010-B) Note issued pursuant to this Terms Document and the Note Purchase Agreement shall, until such time as the laws of any jurisdiction in which they are offered or sold no longer restrict the transfer or sale thereof, bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF DISCOVER CARD EXECUTION NOTE TRUST AND DISCOVER BANK THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR (2) TO DISCOVER BANK OR ITS AFFILIATES, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

(c) No Note issued under this Terms Document or beneficial interest therein shall be transferred except in accordance with the transfer restrictions described in the legend set forth in clause (b) above.

Section 2.07. Delivery and Payment for the Class A(2010-B) Notes. The Issuer shall execute and deliver the Class A(2010-B) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class A(2010-B) Notes when authenticated, each in accordance with Sections 203 and 303 of the Indenture and the Note Purchase Agreement.

Section 2.08. Additional Early Redemption Events. To the extent set forth in Section 4.01(b) of the Indenture Supplement and pursuant thereto, the following shall be additional Early Redemption Events relating to the Class A(2010-B) Notes: (a) failure on the part of the Issuer to make any interest payment with respect to the Class A(2010-B) Notes required by the terms of the Note Purchase Agreement, the Indenture, the Indenture Supplement or this Terms Document on or before the date occurring thirty five (35) days after the date such payment is required to be made herein or therein; and (b) a default in the performance, or breach, of any covenant or warranty of the Issuer in the Note Purchase Agreement, and continuance of such default or breach for a period of sixty (60) days after there has been given, by written notice, to the Issuer by the Indenture Trustee or to the Issuer and the Indenture Trustee by the Agent, a written notice specifying such default or breach and requesting it to be remedied, and if as a result of such default, the interests of the Class A(2010-B) Noteholders are materially and adversely affected and continue to be materially and adversely affected during the sixty (60) day period.

Section 2.09. Increases in the Outstanding Dollar Principal Amount. Subject to clauses (ii), (iii), (iv) and (v) of Sections 2.02 and Section 2.03 of the Indenture Supplement, the Issuer may increase the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes, so long as the following conditions precedent are satisfied:

(a) the Issuer shall have given the Agent and the Indenture Trustee written notice of such increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes (the “Notice of Increase”) at least two (2) Business Days in advance of the Issuance Date thereof, which notice shall include:

(i)	the Issuance Date of such increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes;

(ii)	the amount of such increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes and the resulting Stated Principal Amount of the Class A(2010-B) Notes;

(iii)	the first Interest Payment Date on which interest will be paid on such increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes;

(iv)	the Interim Expected Maturity Date (which date shall be a Distribution Date) and the Interim Liquidation Commencement Date (or otherwise confirm that such Increase Amount is scheduled to mature on the Expected Maturity Date) with respect to the Increase Amount of the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes; and

(v)	any other terms that the Issuer may set forth in such notice of increase to clarify the rights of Holders of the Class A(2010-B) Notes or the effect of such increase on any calculations to be made with respect to the Class A(2010-B) Notes, Class A, or the Issuer; and

(b) no Class A(2010-B) Adverse Event has occurred and is continuing;

(c) such increase will not cause the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes to exceed the Note Purchase Commitment;

(d) (i) no Note Interest or other amount due and payable to any Class A(2010-B) Noteholder prior to the Issuance Date for such increase remains outstanding and (ii) as of the most recent Distribution Date preceding such Issuance Date, there is no un-reimbursed Nominal Liquidation Amount Deficit with respect to the Class A(2010-B) Notes;

(e) all of the representations and warranties of the Issuer, the Seller, the Master Servicer and the Servicer, as applicable, set forth in the Indenture, Indenture Supplement, the Pooling and Servicing Agreement, the Series 2007-CC Supplement and the Note Purchase Agreement that do not expressly speak to an earlier date shall be true and correct in all material respects as though made on and as of such Issuance Date after giving effect thereto; and

(f) if the FDIC adopts any material change to the securitization safe harbor set forth at 12 CFR 360.6 after the date hereof (other than an extension of the interim safe harbor set forth therein beyond September 30, 2010), the Issuer shall have provided the Agent with a legal opinion, in form and substance reasonably satisfactory to the Agent, relating to the legal isolation of the Receivables after giving effect to such change.

All such terms set forth in the Notice of Increase shall be incorporated into and form a part of this Terms Document on and after the effective date of such increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes. The Expected Maturity Date, Expected Principal Payment Date, Liquidation Commencement Date, Liquidation Period and Legal Maturity Date, in each case as in effect as of the Issuance Date of such increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes, shall be applicable to such increased amounts unless otherwise provided in the applicable Notice of Increase. The Issuer shall not have to satisfy the conditions set forth in Section 310 of the Indenture in connection with an increase in the Outstanding Dollar Principal Amount of the Class A(2010-B) Notes so long as such conditions were satisfied or waived in connection with the initial issuance of Class A(2010-B) Notes. Any such increase shall be deemed to have occurred under Section 310 of the Indenture and this Section 2.09 for purposes of the Indenture, the Indenture Supplement and this Terms Document.

Section 2.10. Designation of Additional Amounts to be included in the Excess Spread Amount for the DiscoverSeries Notes. At any time that any outstanding Series of certificates issued by the Master Trust provides that the Series Principal Collections allocated to such Series will be deposited into the Group Finance Charge Collections Reallocation Account for the Master Trust to the extent necessary for application to cover shortfalls for other Series issued by the Master Trust, an amount equal to (x) all Series Principal Collections allocated to such Series, multiplied by (y) a fraction, the numerator of which is the sum of the Nominal Liquidation Amounts for each outstanding Tranche of the DiscoverSeries Notes (including the Class A(2010-B) Notes) and the denominator of which is the Aggregate Investor Interest for the Master Trust minus the sum of the Series Investor Interests for all such Series that provide that the Series Principal Collections allocated to such Series will be so deposited, is hereby designated to be included in the Excess Spread Amount and shall be treated as Series Finance Charge Amounts for the DiscoverSeries.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A. Luce
	Name:	Jennifer A. Luce
	Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Patricia M. Child
	Name:	Patricia M. Child
	Title:	Vice President

[Signature page to the Terms Document Class A(2010-B)]